Marketing Acquisition Corporation SC 13D
Exhibit 99.2

JOINT FILING AGREEMENT

The undersigned hereby agree that this Statement on Schedule 13D with respect to the shares of common stock of Marketing Acquisition Corporation, dated the date hereof, is, and any amendments thereto signed by the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

USA Zhimingde International Group Inc.

Dated: December 17, 2012	By:	/s/ Zhongquan Zou
	Name:	Zhongquan Zou
	Title:	Sole Director

/s/ Zhongquan Zou
Zhongquan Zou